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                                                                   EXHIBIT 99.1

                              LETTER OF TRANSMITTAL

                               SEPTEMBER __, 1997

                                IMPORTANT NOTICE
               CONCERNING YOUR RIGHT TO SUBSCRIBE FOR COMMON STOCK


To Holders of EAC Common Stock:

         Enclosed for your consideration are a Prospectus, dated September __, 1997, and the EAC Industries, Inc. Rights Exercise Agreement relating to the offer of 2,283,551 shares (the "Underlying Shares") of common stock, $.10 par value per share (the "Common Stock"), of EAC Industries, Inc. (the "Company") at an exercise price of $.22 per share, in cash (the "Exercise Price"), pursuant to non-transferable subscription rights (the "Rights") distributed to holders of record ("Record Holders") of Common Stock of the Company, as of the close of business on __________, 1997 (the "Record Date").

         As described in the accompanying Prospectus, provided you hold of record at least 100 shares of Common Stock, you will receive one (1) transferable Rights for every share of Common Stock held of record by you as of the Record Date. Each Right will entitle you to subscribe for one share of Common Stock (the "Subscription Privilege") at the Exercise Price. Information on the Federal income tax treatment of the Rights and the Common Stock is provided in the Prospectus.

         The net proceeds to the Company of the Rights Offering will be used to temporarily repay working capital indebtedness and for general corporate purposes.

         Rights are non-transferable. They must be exercised in full; partial exercise will not be permitted.

         If you wish to subscribe for Common Stock, your executed Rights Exercise Agreement, filled out to indicate your choice of options, must be received along with the aggregate Exercise Price by the Company acting as the exercise agent by 5:00 p.m., New York City time, on the Expiration Date. After the Expiration Date, Rights will no longer be exercisable to purchase shares of Common Stock.

         ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO THE COMPANY AS THE EXERCISE AGENT, AT THE FOLLOWING TELEPHONE
NUMBER:  (203) 315-8020.

                                             Very truly yours,



                                             Peter B. Fritzsche
                                             CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                 PRESIDENT AND CHIEF EXECUTIVE
OFFICER

Enclosures